ITEM 7
Aperio Group, LLC
BlackRock (Singapore) Limited
BlackRock Advisors, LLC
BlackRock Asset Management Canada Limited
BlackRock Brasil Gestora de Investimentos Ltd.
BlackRock Financial Management, Inc.
BlackRock Fund Advisors
BlackRock Institutional Trust Company, National Association
BlackRock Investment Management (Australia) Limited
BlackRock Investment Management (Taiwan) Limited
BlackRock Investment Management (UK) Limited
BlackRock Investment Management, LLC
BlackRock Japan Co., Ltd.
BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador
SpiderRock Advisors, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G